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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                               -------------------
                                     FORM 15
                               -------------------

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                         COMMISSION FILE NUMBER 0-20191

                               ODS NETWORKS, INC.
             (Exact name of registrant as specified in its charter)

                              1101 E. ARAPAHO ROAD
                              RICHARDSON, TX  75081
                                 (972) 234-6400
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 --------------

                        ODS 401(k) SAVINGS PLAN INTERESTS
            (Title of each class of securities covered by this Form)

                          COMMON STOCK, $0.01 PAR VALUE
         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

               Rule 12g-4(a)(1)(i)      [ ]      Rule 12h-3(b)(1)(ii)   [ ]
               Rule 12g-4(a)(1)(ii)     [ ]      Rule 12h-3(b)(2)(i)    [ ]
               Rule 12g-4(a)(2)(ii)     [ ]      Rule 12h-3(b)(2)(ii)   [ ]
               Rule 12h-3(b)(1)(i)      [X]      Rule 15d-6             [ ]

     Approximate number of holders of record as of the certification or notice
date:     225

     Pursuant to the requirements of the Securities Exchange Act of 1934 ODS NETWORKS, INC. and the ODS 401(k) Savings Plan have caused this certification/notice to be signed on their behalf by the undersigned duly authorized persons.

                                       ODS NETWORKS, INC.


DATE:        JUNE 26, 1997             BY:     /s/ KANDIS TATE THOMPSON
      -----------------------------        -----------------------------------
                                           Kandis Tate Thompson
                                           Controller - Finance and Accounting


DATE:        JUNE 24, 1997             BY:    /s/ WILLIAM V. ZALESKI
      ------------------------------       -----------------------------------
                                           William V. Zaleski, New York Life
                                           Trust Company Trustee - ODS 401(k)
                                           Savings Plan